Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 12, 2014 with respect to the financial statements of CSC Georgian Terrace Limited Partnership included in the Current Report on Form 8-K/A filed on June 12, 2014 of Sotherly Hotels Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

June 13, 2014

Charlotte, North Carolina